Schedule B

The following table lists all transactions completed by the Reporting Persons in the Common Shares since April 7, 2025, which were all completed through open market purchases.

Tether Investments, S.A. de C.V.:

Date	Shares Bought	Price
May 16, 2025	87,284	9.0483
May 19, 2025	125,000	9.3225
May 20, 2025	69,561	9.3991
May 21, 2025	90,000	9.4305
May 22, 2025	37,907	9.4385
May 23, 2025	14,537	9.4909
May 27, 2025	87,435	9.4569
May 28, 2025	74,251	9.4925
May 29, 2025	52,100	9.4459
May 30, 2025	73,447	9.2817
June 2, 2025	126,090	9.1301
June 3, 2025	136,466	9.3968
June 4, 2025	73,995	9.2775
June 5, 2025	92,867	9.0719
June 6, 2025	41,399	9.0853